Exhibit 10.24

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (the “Agreement”) dated June 8, 2015 is between Mattison Pathology, LLP d/b/a Avero Diagnostics, a Texas limited liability partnership (the “Company”), and Avero Laboratory Holdings, LLC, a Delaware limited liability company (the “Management Company”). The Company and the Management Company are collectively referred to herein as the “Parties”.

RECITALS

A. The Company is engaged in the provision of professional medical services (the “Practice”) and operates practice sites (the “Practice Sites”) in the State of Texas, and the Company’s physician employees and contractors (the “Physicians”) hold all licenses and permits necessary to practice medicine in the Applicable States in which they practice medicine.

B. The Company desires to engage the Management Company to provide and arrange certain non-clinical management and administrative services.

AGREEMENT

The Parties hereby agree as follows:

ARTICLE I

ENGAGEMENT AND AUTHORITY

1.1 Engagement of the Management Company. On the terms and subject to the conditions contained in this Agreement, the Company hereby engages the Management Company, and the Management Company hereby accepts engagement by the Company, to provide and/or to arrange for the provision of the Management Services described in Article II and Exhibit A to the Company. The Company expressly acknowledges that the Management Company may subcontract with third-parties for the performance of certain Management Services.

1.2 Relationship of Parties. In performing their respective duties and obligations under this Agreement, the Parties are independent contractors, and as such they will remain professionally and economically independent of each other. The Parties will not be deemed to be joint venturers, partners or employees of each other. For avoidance of doubt, the parties agree that at all times relevant and pursuant to the terms and conditions of this Agreement, the Practices and their respective Physicians and other medical personnel are and will be construed to be practicing its and their profession independently, and will not be deemed to be or construed to be an agent, servant or employee of the Management Company.

1.3 Conduct of Medical Practice. The Company will be solely and exclusively in control of the provision of professional medical services, and the Management Company will neither have nor exercise any control or discretion over the methods by which the Physicians practice medicine. Nothing in this Agreement will be construed to alter or otherwise affect the legal, ethical or professional relationships between and among the Company, the Physicians and their patients, nor does anything in this Agreement abrogate any right, privilege or obligation arising from or related to the physician-patient relationship.

ARTICLE II

MANAGEMENT SERVICES

2.1 General Authority.

(a) The Management Company will provide or arrange for the provision of the non-clinical management services set forth in Exhibit A (the “Management Services”) and the Management Company will be the Company’s exclusive provider of Management Services. Notwithstanding the foregoing, the Management Company will not provide any service which would constitute the clinical practice of medicine or the provision of professional medical services.

(b) The Company expressly authorizes the Management Company to perform the Management Services in the manner that the Management Company deems reasonably appropriate to meet the day-to-day business needs of the Company, including the performance of specific business office functions at locations other than the Practice Sites. The Company will not prevent the Management Company from providing, or causing to be provided, and the Management Company will provide or cause to be provided, the Management Services in a business-like manner and in compliance with (i) all applicable Laws, (ii) all Orders by which the Parties are bound or to which the Parties are subject, and (iii) the standards, rules and regulations of the United States Department of Health and Human Services and any other federal, state or local governmental agency or third-party payor exercising authority with respect to, accrediting, or providing reimbursement for, the Company or the Practice).

2.2 Services the Management Company May Not Provide. The Management Company will not provide any of the following services to the Company: assigning or designating clinical providers to treat patients; assuming responsibility for the care of patients; or engaging in any activity that involves the practice of medicine.

ARTICLE III

GENERAL OBLIGATIONS

3.1 Duty to Cooperate. The Parties acknowledge that mutual cooperation is critical to the performance of their respective duties and obligations under this Agreement. To ensure the communication necessary for mutual cooperation, the Company will permit a representative designated by the Management Company (the “Management Company Representative”) to attend and participate (in a non-voting capacity) in all meetings of the Company’s board of directors or other governing body and meetings of the Company’s equityholders called pursuant to the Company Governing Documents or as otherwise required by applicable Law. The Company will give the Management Company at least five business days prior written notice of each such meeting, specifying the date, time and place of the meeting and, if the meeting is a special meeting, the purposes for which the meeting is called.

3.2 Physicians. The Company will employ or engage all Physicians necessary to conduct, manage and operate in a proper and efficient manner the medical practice conducted at the Practice Sites.

3.3 Business Associate Provisions. The Management Company acknowledges and agrees that: the Company is a “covered entity” (as defined in the Administrative Simplification section of the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191, and its implementing regulations (45 C.F.R. parts 160-164) (collectively “HIPAA”); and the Management Company is a “business associate” (as defined under HIPAA) of the Company when the Management Company provides services to the Company involving “protected health information” (as defined under HIPAA) pursuant to this Agreement. The Management Company agrees to perform all services involving protected health information in accordance with the Business Associate Provisions set forth on Exhibit B.

3.4 Quantity, Service and Specialty Requirements; Standards.

(a) The Management Company will periodically review, and make recommendations to the Company regarding, the appropriate number of full and part-time Physicians needed by the Company to operate the Practice Sites (the “Physician Staffing Levels”). Final determinations with respect to the Physician Staffing Levels will at all times be the sole responsibility of the Company.

(b) The Company, in consultation with the Management Company, will be responsible for (i) developing and implementing utilization review and quality assurance guidelines (consistent with guidelines imposed by third-parties), (ii) supervising the Physicians’ submission to the Company of complete, accurate and timely documentation for coding and billing services provided in the Practice, (iii) supervising the taking of corrective action by Physicians when Physicians do not satisfy guidelines and standards, (iv) credentialing of Physicians for the performance of specific procedures, (v) handling impaired Physicians, and (vi) overseeing, developing and implementing policies of a purely medical nature (including medical records documentation, clinical communications with patients and the determination of resources to be used for particular patients).

3.5 Employment and Independent Contractor Agreements.

(a) The Company will employ each Physician who is or becomes an employee of the Company pursuant to a written employment agreement substantially in a form prepared by the Management Company and approved by the Company (the “Employment Agreement”). The Company may not amend the form of Employment Agreement or the terms of any Physician’s employment without the Management Company’s prior written approval, which consent shall not be unreasonably refused or conditioned.

(b) Except as otherwise agreed by the Parties, the Company will engage each Physician who is or becomes an independent contractor of the Company pursuant to a written independent contractor agreement substantially in a form prepared by the Management Company and approved by the Company (the “Independent Contractor Agreement”). The Company may not amend the form of Independent Contractor Agreement or the terms of any Physician’s independent contractor engagement without the Management Company’s prior written approval, which consent shall not be unreasonably refused or conditioned.

3.6 Regulatory Matters.

(a) The Physicians will be free, in their sole discretion, to exercise their professional judgment on behalf of patients of the Company. Nothing in this Agreement permits the Management Company to affect or influence the professional judgment of any Physician. To the extent that any act or service required or permitted of the Management Company under any provision of this Agreement is deemed to constitute the practice of medicine, the ownership or control of a medical practice or the operation of a clinic, such provision of this Agreement will be void ab initio and the performance of such act or service by the Management Company will be deemed waived by the Company and the function will be performed by the Company.

(b) The Parties agree to cooperate with one another in the fulfillment of their respective obligations under this Agreement, and to comply with (i) all Laws applicable to the Company and all Orders by which the Company is bound or to which the Company is subject (including Laws and Orders relating to the practice of medicine, institutional and professional licensure, pharmacology and dispensing medicines or controlled substances, medical documentation, medical record retention, laboratory services, unprofessional conduct, fee-splitting. referrals, billing and submission of false or fraudulent claims, claims processing, quality, safety, medical necessity, medical privacy and security, patient confidentiality and informed consent and the hiring of employees or acquisition of services or supplies from Persons excluded from participation in government healthcare programs), and (ii) the requirements of any insurance company insuring the Company or the Management Company against liability for injury or accident in or on the premises of the Company or the Practice.

3.7 Books and Records. The Company will retain and provide the Management Company with full and unrestricted access to its books and records (including work papers in the possession of its accountants) with respect to all transactions and the Company’s financial condition, assets, liabilities, operations and cash flows.

3.8 Government Receivables Account. The Company shall establish and maintain a deposit account (the “Government Receivables Account”) at a bank reasonably acceptable to the Management Company that is designated for the collection of any and all receivables payable by a governmental authority (including Medicare, Medicaid and any similar federal or state program) (“Government Receivables”). The Company shall (A) deposit or cause to be deposited promptly, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Government Receivables into the Government Receivables Account, (B) request in writing and otherwise take such reasonable steps to ensure that all payors of Government Receivables remit all payments of Government Receivables directly to the Government Receivables Account and (C) shall not permit any other payments or receivables (other than Government Receivables) to be deposited into the Government Receivables Account. In the depositary agreement for the Government Receivables Account with the bank (the “Depositary Agreement”), which Depositary Agreement shall be in form and substance reasonably satisfactory to the Management Company, the Company shall instruct the bank to “sweep” daily into a bank account held by the Management Company the account balance in the Government Receivables Account. Such instructions to the bank may be revoked, rescinded or modified at the sole instruction of the Company. The Depositary Agreement, however, shall provide that in the event that such instructions to the bank are in any way revoked, rescinded or modified, the bank shall notify the Management Company immediately. Additionally, the Management Company and the Company agree that the Company’s revoking, rescinding or modifying such instructions to the bank shall constitute a material breach by the Company of this Agreement. The Company shall (A) deposit or cause to be deposited promptly all cash, checks, drafts or other similar items of payment relating to or constituting receivables other than Government Receivables into the Management Company Account and (B) request in writing and otherwise take such reasonable steps to ensure that all account debtors remit all payments of receivables other than Government Receivables into the Management Company Account.

ARTICLE IV

FINANCIAL ARRANGEMENTS

4.1 Practice Expenses. All Practice Expenses (as defined herein) attributable to periods after the date of this Agreement, including the compensation of the Physicians, shall be the sole responsibility of the Practice and shall be paid by the Management Company or its designee as agent and on behalf of the Practice. Such expenses may include a portion of reasonable corporate overhead of the Management Company allocable to the activities of the Practice, which shall be billed to the Practice at the actual cost to the Management Company. “Practice Expenses” means the following expenses, whether incurred by the Practice or the Management Company: state and federal payroll taxes or self-employment taxes incurred by the Practice in connection with employment of the Physicians and other employees of the Practice, Physician compensation and benefit expenses and compensation and benefit expenses for other employees of the Practice (both professional and non-professional), premiums for professional and general liability insurance, medical books and journals, registration fees for continuing medical education, membership dues for professional organizations, locum tenens expenses, automobile and mileage expenses, facility leases, repairs and maintenance, telephones and pagers, utilities, billing services, courier services, legal expenses, travel and entertainment, outside medical consultants, license fees, marketing, advertising, promotion, service of laboratory, laboratory and other equipment, all other reasonable overhead of the Practice, all other expenses identified in this Agreement as Practice Expenses, all expenses identified in this Agreement as incurred by the Management Company on behalf of Practice, and other expenses approved from time to time by the Practice (in each case, to the extent not provided by the Management Company under this Agreement).

4.2 Management Fee.

(a) The Parties hereby agree and acknowledge that, in consideration for the Management Services performed hereunder, the Practice shall pay the Management Company an annual management service fee equal to the revenues generated by the Practice for the preceding month in excess of the Practice Expenses for the same period (the “Management Fee”), payable in equal monthly installments. The Management Fee is intended to provide the Management Company with fair market value payment commensurate with the services provided, its capital investment, use of its trade name and its expertise in laboratory and professional practice management. The Practice hereby acknowledges and agrees that the Management Fee may be adjusted annually by the Management Company, based upon the Management Company’s reasonable estimate of the Practice’s demand for Management Services in the following year.

(b) The Parties have determined the Management Fee to be equal to the fair market value of the Management Services, without consideration of the proximity of the Company to any referral sources or the volume or value of any referrals from the Management Company or any of its Affiliates to the Company or from the Company to the Management Company or any of its Affiliates, that is reimbursed under any governmental or private health care payment or insurance program.

(c) Payment of the Fee to Management Company is not intended to be and shall not be interpreted or applied as permitting Management Company to share in the Company’s fees for medical services. The Fee is acknowledged and agreed by the parties as being fair, equitable and reasonable in all respects and constituting fair market value for the substantial commitment of resources made by Management Company under or in connection with this Agreement. The parties acknowledge and agree that the Fee set forth in this Agreement has been arrived at through arm’s length negotiations and is intended to compensate Management Company in a manner that is commercially reasonable, consistent with fair market value. The Management Company shall neither have nor exercise any control or direction over the number, type or recipient of patient referrals made by the Company or its Physicians and nothing in this Agreement shall be construed as directing or influencing such referrals. None of the Management Company’s activities contemplated under this Agreement, or otherwise, shall constitute obligations of the Management Company to generate patient flow or business to the Practice. No benefits to the Practice or the Management Company under this Agreement require or are in any way contingent upon the admission, recommendation, referral or any other arrangement for the provision of any item or service offered by the Management Company, the Company or the Practice or any of their respective affiliates. The Management Fee does not include any discount, rebate, kickback, or other reduction in charge.

(d) The Management Company, as agent and on behalf of the Practice, shall utilize revenues of the Practice to pay accrued and then-payable Practice Expenses prior to payment of the Management Fee.

4.3 Expense Reimbursement. The Company will reimburse the Management Company for all reasonable expenses (including travel, meals and lodging expenses) incurred by the Management Company in connection with the provision of the Management Services. Remittances to Company of monies collected will be made net of amounts for which the Management Company is then due to reimbursement from the Company pursuant to this Agreement.

4.4 Failure to Pay. The Company’s failure to pay any portion of the Management Fee or reimbursable expenses when due will be a material breach of this Agreement by the Company.

ARTICLE V

TERM AND TERMINATION

5.1 Initial Term; Automatic Renewals. The initial term of this Agreement commences on the date of this Agreement and ends on the tenth anniversary of the date of this Agreement, subject to earlier termination in accordance with Section 5.2 (the “Initial Term” and, together with all Renewal Terms, the “Term”). After the Initial Term, this Agreement will automatically renew for successive five-year terms (each a “Renewal Term”) unless (i) either Party delivers written notice to the other Party of its intent not to renew this Agreement at least 90 days before the end of the Term or (ii) this Agreement is otherwise terminated in accordance with Section 5.2.

5.2 Termination. This Agreement may be terminated during the Term:

(a) by mutual agreement of the Parties;

(b) by the Company immediately and without notice if the Management Company breaches this Agreement and fails to cure such breach within 45 days after receiving written notice from the Company describing in reasonable detail the nature of the breach; or

(c) by the Management Company immediately and without notice if the Company breaches this Agreement and fails to cure such breach within 45 days after receiving written notice from the Management Company describing in reasonable detail the nature of the breach.

5.3 Effect of Expiration or Termination.

(a) The expiration or termination of this Agreement in accordance with Section 5.2 will automatically relieve and release each Party from the executory portion of such Party’s obligations under this Agreement; provided, however, that all obligations expressly extended beyond the Term by the terms of this Agreement (including this Article V, Article VI, Article VII and Article IX) will survive the expiration or termination of this Agreement.

(b) Promptly (but in any event within 10 days) after the expiration or termination of this Agreement, the Company will, and will cause its Affiliates, directors, managers, officers, equityholders, employees, agents, successors and permitted assigns to, either return to the Company or destroy, delete or erase all written, electronic or other tangible forms of Confidential Information as required under Section 6.2.

(c) Promptly (but in any event within 10 days) after the termination or expiration of this Agreement, the Company will pay to the Management Company all Management Fees earned or accrued under this Agreement through the termination date, reimburse all reimbursable expenses incurred before the termination date and repay all Advances funded before the termination date; provided, however, that if the Management Company terminates this Agreement pursuant to Section 5.2(c) or the Company terminates this Agreement in breach of this Agreement, then such payment will include the immediate payment of all Management Fees owed to the Management Company for the remainder of the Term.

(d) After the expiration or termination of this Agreement, the Company will retain and provide the Management Company with full and unrestricted access to its books and records (including work papers in the possession of its accountants) with respect to all transactions and the Company’s financial condition, assets, liabilities, operations and cash flows during the Term.

ARTICLE VI

RESTRICTIVE COVENANTS

6.1 Restrictive Covenants. In the course of receiving the Management Services, the Company will have access to the most sensitive and most valuable trade secrets, proprietary information and other confidential information, including management reports, marketing studies, marketing plans, business plans, financial statements, feasibility studies, financial, accounting and statistical data, price and cost information, customer lists, contracts, policies and procedures, internal memoranda, reports and other materials or records of a proprietary or confidential nature (collectively, “Confidential Information”) of the Management Company, which constitute valuable business assets of the Management Company and its Affiliates, and the use, application or disclosure of such Confidential Information will cause substantial and possibly irreparable damage to the business and asset value of the Management Company. Therefore, as an inducement for the Management Company to enter into this Agreement and to protect the Confidential Information and other business interests of the Management Company, the Company agrees to be bound by the restrictive covenants contained in this Article VI.

6.2 Disclosure of Confidential Information. After the date of this Agreement, the Company will, and will cause its Affiliates, directors, managers, officers, equityholders, employees, agents, successors and permitted assigns to, keep confidential and not disclose to any other Person or use for their own benefit or the benefit of any other Person any Confidential Information; provided, however, that the obligations under this Section 6.2 will not apply to Confidential Information that (i) is or becomes generally available to the public without breach of the commitments contemplated by this Section 6.2, (ii) was available to the Company or its Affiliates, directors, managers, officers, equityholders, employees or agents on a non-confidential basis before the date of this Agreement or (iii) is required to be disclosed by any Law or Order; provided that as soon as practicable before such disclosure, the Company gives the Management Company prompt written notice of such disclosure to enable the Management Company to seek a protective order or otherwise preserve the confidentiality of such information. Promptly after the expiration or termination of this Agreement, the Company will, and will cause its Affiliates, directors, managers, officers, equityholders, employees, agents, successors and permitted assigns to, (i) either return to the Company or destroy, delete or erase (with written certification of such destruction, deletion or erasure provided to the Management Company by the Company) all written, electronic or other tangible forms of Confidential Information. After the expiration or termination of this Agreement, the Company will not, and will cause its Affiliates, directors, managers, officers, equityholders, employees, agents, successors and permitted assigns not to, retain any copies, summaries, analyses, compilations, reports, extracts or other materials containing or derived from any Confidential Information. Notwithstanding such return, destruction, deletion or erasure, all oral Confidential Information and the information embodied in all written Confidential Information will continue to be held confidential pursuant to the terms of this Section 6.2.

6.3 Covenant Not to Solicit. Until the second anniversary of the expiration or termination of this Agreement, the Company will not, directly or indirectly:

(a) solicit or induce or attempt to solicit or induce (including by recruiting, interviewing or identifying or targeting as a candidate for recruitment) any director, limited liability company manager, partner, officer, employee, independent contractor or other agent of the Management Company or any of its Affiliates (including the other professional practice groups to which the Management Company provides business, administrative and back office services) other than the Company (collectively, the “Company Group”)), who is acting in such capacity or acted in such capacity at any time within the 12-month period immediately preceding the date of such solicitation, inducement or attempt, (a “Business Associate”) to terminate, restrict or hinder such Business Associate’s association with any Company Group entity or interfere in any way with the relationship between such Business Associate and any Company Group; provided, however, that after the termination or expiration of this Agreement, general solicitations published in a journal, newspaper or other publication or posted on an internet job site and not specifically directed toward Business Associates will not constitute a breach of the covenants in this Section 6.3(a);

(b) hire or otherwise retain the services of any Business Associate as equityholder, director, limited liability company manager, partner, officer, employee, independent contractor, licensee, consultant, advisor, agent or in any other capacity, or attempt or assist anyone else to do so; or

(c) interfere with the relationship between any Company Group entity and any Person who is a supplier, lessor, lessee, dealer, distributor, licensor, licensee, proprietor, partner, joint venturer, investor, lender, consultant, agent, customer, patient, physician referral source or any other Person having a business relationship with the Company Group, or attempt or assist anyone else to do so.

6.4 Non-Disparagement. After the date of this Agreement, the Company will not, directly or indirectly, make any disparaging, derogatory, negative or knowingly false statement about any Company Group entity or any of their respective directors, managers, officers, equityholders, employees, agents (including the Management Company Representative), successors and permitted assigns, or any of their respective businesses, operations, financial condition or prospects, except as required by applicable Law or Order.

6.5 Scope of Covenants; Equitable Relief. The Company acknowledges and agrees that (i) the restrictive covenants contained in this Article VI and the territorial, time, activity and other limitations set forth herein are commercially reasonable and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of the Company Group and its businesses, (ii) any breach of the restrictive covenants in this Article VI will cause irreparable injury to the Company Group and that actual damages may be difficult to ascertain and would be inadequate, and (iii) if any breach of any such covenant occurs, then the Management Company will be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available (without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), and (iv) the

Company hereby waives the claim or defense that an adequate remedy at law exists for such a breach.

6.6 Equitable Tolling. If the Company breaches any covenant in this Article VI, then the duration of such covenant will be tolled for a period of time equal to the time of such breach and, if the Management Company seeks injunctive relief or other remedies for any such breach, then the duration of such covenant will be tolled for a period of time equal to the pendency of such proceedings (including all appeals).

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification. The Company will indemnify, defend and hold harmless the Management Company, its Affiliates and their respective directors, managers, officers, equityholders, employees, agents (including the Management Company Representative), successors and permitted assign (collectively, the “Management Company Indemnified Parties”) from and against all losses, liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, fines, penalties, damages, costs and expenses (including reasonable attorneys’, accountants’, investigators’ and experts’ fees and expenses) incurred in connection with the defense or investigation of any claim (“Damages”) sustained or incurred by any Management Company Indemnified Party arising from or related to illegal activity, intentional misconduct, negligence (including, but not limited to, the malpractice or malfeasances of the Physicians) or breach of this Agreement by the Company or any of its employees or contractors.

7.2 Cooperation and Settlement. The Company and the Management Company will coordinate the defense and settlement of actions in which they are named. The Company will not settle an action in which both are named, unless the Management Company agrees to the terms and conditions of the settlement.

7.3 Advancement of Expenses. During the pendency of any suit, action or proceeding with respect to which the Management Company is entitled to indemnification under this Article VII, the Company will pay or reimburse the Management Company for reasonable defense expenses incurred in advance of final disposition of such suit, action or proceeding. If the Management Company ultimately is not entitled to indemnification under this Article VII, then the Management Company will promptly repay to the Company the full amount of all such expenses paid or reimbursed by the Company.

7.4 Other Remedies. The provisions of this Article VII are in addition to, and not in derogation of, any statutory, equitable or common law remedies that the Management Company may have with respect to this Agreement or the subject matter of this Agreement.

7.5 Survival. The Company’s indemnification obligations under this Article VII will survive the termination or expiration of this Agreement.

ARTICLE VIII

DEFINITIONS

For purposes of this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to a particular Person, (i) any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, and (ii) any of such Person’s spouse, siblings (by law or marriage), ancestors and decedents and (iii) any trust for the primary benefit of such Person or any of the foregoing. The term “control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or equity interests, by contract or otherwise.

“Business Day” means a day that is not a Saturday, Sunday or legal holiday on which banks are authorized or required to be closed in New York, New York.

“Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, statute, law, rule, regulation, ordinance, code, principle of common law or treaty.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any governmental authority or arbitrator.

“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any governmental entity, agency or political subdivision.

ARTICLE IX

GENERAL PROVISIONS

9.1 Practice of Medicine. Nothing in this Agreement will be interpreted as prohibiting the Company or any Physician from (a) obtaining or maintaining membership on the medical staff of any hospital or health care provider, (b) obtaining or maintaining clinical privileges at any hospital or health care provider, or (c) referring patients to any hospital or health care provider.

9.2 Force Majeure. Neither Party will be liable for any failure or inability to perform, or delay in performing, such Party’s obligations under this Agreement if such failure, inability or delay arises from an extraordinary cause beyond the reasonable control of the non-performing Party; provided that such Party diligently and in good faith attempts to cure such non-performance as promptly as practicable.

9.3 Notices. All notices and other communications required or permitted under this Agreement (a) must be in writing, (b) will be duly given (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by nationally recognized overnight private carrier (charges prepaid), or (iii) four Business Days after being mailed to the recipient by certified or registered mail (postage prepaid and return receipt requested), and (c) addressed as follows (as applicable):

To Company:

Mattison Pathology LLP d/b/a Avero Diagnostics
6221 Riverside Drive, Suite 119
Irving, TX 75039

To the Management Company:

c/o Progenity, Inc.
4330 La Jolla Village Drive, Suite 200
San Diego, CA 92122
Attention: CFO with cc to : General Counsel

or to such other respective address as each Party may designate by notice given in accordance with this Section 9.3.

9.4 Entire Agreement. This Agreement constitutes the complete agreement and understanding among the Parties regarding the subject matter of this Agreement and supersedes any prior understandings, agreements or representations regarding the subject matter of this Agreement.

9.5 Amendments. The Parties may amend this Agreement only pursuant to a written agreement executed by the Parties.

9.6 Non-Waiver. The Parties’ respective rights and remedies under this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving Party. No waiver given will be applicable except in the specific instance for which it was given. No notice to or demand on a Party will constitute a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

9.7 Assignment. The Company may not assign this Agreement or any rights under this Agreement, or delegate any duties under this Agreement, without the Management Company’s prior written consent. The Management Company may freely assign this Agreement or any rights under this Agreement, or delegate any duties under this Agreement without the Company’s consent, including without limitation to any of its lenders as collateral security, and the Company shall cooperate with any such assignment by executing such documents in connection therewith as shall be reasonably be required.

9.8 Binding Effect; Benefit. This Agreement will inure to the benefit of and bind the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, may be construed to give any Person other than the Parties and their respective successors and permitted assigns any right, remedy, claim, obligation or liability arising from or related to this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

9.9 Severability. If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.10 References. The headings of Sections are provided for convenience only and will not affect the construction or interpretation of this Agreement. Unless otherwise provided, references to “Section(s)” and “Exhibit(s)” refer to the corresponding section(s) and exhibit(s) of this Agreement. Reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time. Reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date.

9.11 Construction. Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party. All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require. The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause.

9.12 Governing Law. THIS AGREEMENT IS GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

9.13 Consent to Jurisdiction. Each party hereby irrevocably consents to the exclusive jurisdiction of the state and federal courts of the State of Texas and irrevocably agrees that all actions or proceedings relating to this Agreement shall be litigated in such courts. Each party waives any objection which it may have based on lack of personal jurisdiction, improper venue or forum non conveniens to the conduct of any proceeding in any such court and waives personal service of any and all process upon them.

9.14 Waiver of Trial by Jury. EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING IN CONNECTION WITH ANY MATTER RELATING TO THIS AGREEMENT.

9.15 Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which will constitute an original and all of which, when taken together, will constitute one and the same agreement. The Parties may deliver executed signature pages to this Agreement by facsimile or e-mail transmission. No Party may raise as a defense to the formation or enforceability of this Agreement, and each Party forever waives any such defense, either (a) the use of a facsimile or email transmission to deliver a signature or (b) the fact that any signature was signed and subsequently transmitted by facsimile or email transmission.

[Signatures on the following page]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

MANAGEMENT COMPANY:

AVERO LABORATORY HOLDINGS, LLC

By:	/s/ Harry Stylli
Harry Stylli
Executive Chairman

COMPANY:

MATTISON PATHOLOGY, LLP

By:	/s/ John C. Mazzei
Name:	John C. Mazzei
Title:	C.E.O.

[Signature Page to Management Agreement]

EXHIBIT A

MANAGEMENT SERVICES

The Management Services include the following:

1. The Management Company will provide or obtain for the Company the following legal services:

(a) maintenance of all filings, licenses, permits, notices and other approvals required of the Company under applicable Laws and Orders for the operation of the Practice;

(b) regulatory compliance counseling and oversight of audits, investigations and accreditation processes;

(c) regulatory compliance counseling;

(d) risk management and education;

(e) professional liability and other insurance consulting; and

(f) assistance in responding to demands for payment, allegations of liability and lawsuits.

2. The Management Company will provide or obtain for the Company the following financial services:

(a) general accounting services and maintenance of accounting books;

(b) preparation of monthly and annual profit and loss statements, income statements and other financial statements;

(c) preparation and processing of client invoices, receivables and payables and the management of receipts;

(d) assistance in the handling and preparation of payroll and payroll tax-related statements and documents (including completion of K-1, W-2, and 1099 forms);

(e) preparation of tax returns and other tax forms for the Company and its medical director(s), as necessary;

(f) processing of expense accounts for the Company’s employees (including IRS compliance and related services);

(g) assistance with cash management, bank reconciliation and banking relations (including establishing bank accounts for the sole use and benefit of the Company);

(h) management of the lockbox and deposit functions;

(i) assistance with budget preparation and services; and

(j) assistance with the administration of Physician and employee bonus plans.

3. The Management Company will provide all administrative personnel reasonably necessary to manage the business and administrative aspects of the Practice and manage all decisions regarding work assignments, scheduling, hiring, firing and disciplining of administrative personnel and determinations of compensation levels and other terms of employment or engagement for all administrative personnel (including determinations of salaries, wages, bonuses, fringe benefits, retirement benefits and health, disability and workers’ compensation insurance).

4. The Management Company will provide or obtain for the Company the following human resources services for non-Physician personnel:

(a) development, administration and provision of guidance regarding employment policies and procedures; provided that all policies and procedures governing Physicians and allied health professionals working at the Practices shall be adopted in the sole discretion of the Company and/or approved by the Company.

(b) preparation of employment agreements for non-Physician employees;

(c) background checks and verification;

(d) orientation, fob, database entry and computer access to new employees;

(e) benefit enrollment, administration and process management services;

(f) implementation of workers compensation, equal employment opportunity and other employment-related regulatory requirements; and

(g) coordination of the Company site administrative assistants.

5. The Management Company will provide or obtain for the Company the following human resources and other services for Physicians:

(a) preparation of employment agreements for Physician employees;

(b) assistance with the preparation of new Physician welcome packets;

(c) provision of software education services for Physicians;

(d) maintenance of a Physician database; and

(e) assistance with the development and production of printed communications intended for physicians and patients.

6. The Management Company will provide or obtain for the Company the following information management services:

(a) management, maintenance and administration of hardware/software programs, databases and interfaces;

(b) communications resources and internet client connections;

(c) management of information technology service connections, security and connectivity maintenance;

(d) management of outside hardware and software vendor maintenance;

(e) planning and evaluation of new technology;

(f) design, management and integration of web sites;

(g) access to document copying and scanning interfaces;

(h) emergency power and database back-up; and

(i) development and production of printed materials for external marketing purposes (subject to the Company’s approval).

7. The Management Company will provide or obtain for the Company the following collection services for the Company’s patient accounts (“Patients Accounts”):

(a) receipt, crediting, depositing and recording payment of invoices for professional services (in cash, check, money order or wire transfer) into the Company’s bank account (“Company Account”) in accordance with the Management Company’s procedures; and

(b) negotiate compromises and settlements of patient accounts with patients or other responsible parties.

8. The Management Company will provide or obtain for the Company the following billing services for the professional services rendered by Physicians and other health care professionals employed by or under contract with the Company (collectively, “Professionals”):

(a) review of incoming patient care forms to verify the accuracy and completeness of information required for billing purposes;

(b) editing the Company’s patient care and charge collection forms as necessary to ensure that the Company collects information necessary to submit claims for professional services;

(c) review, as appropriate, of the coding submitted by Professionals for purposes of billing, consistent with applicable Laws, the billing and coding requirements under any contracts between the Company and third-party payors and/or as required by applicable third-party payor rules and procedures;

(d) preparation and submission to patients, primary and secondary third-party payors and other persons responsible for payment for professional services of the Physicians, all claims and patient invoices for payment for the professional services in the name and under the provider number of the Company engaging the Physicians or, if required by the third-party payor, the provider number of the Physicians rendering or supervising the professional service;

(e) issuing, with respect to patient invoices, monthly invoices before instituting collection procedures, the last of which will incorporate an overdue, pre-collection notice (unless other procedures are required to comply with applicable Law or third-party payor requirements);

(f) reference of any unpaid patient account to debt collection agencies (which may, but need not be, affiliates of the Management Company), with all necessary supporting documentation, or to a collection attorney (whose services would be provided at an additional cost not included in the Management Fees);

(g) receipt and response to telephone communications and written or electronic correspondence received from patients with reference to invoices;

(h) appeals, corrections and rebilling, in the Management Company’s commercially reasonable discretion, of claims for reimbursement filed by the Management Company with any third-party payor that are denied or disputed by such third-party payor;

(i) claim adjudication of disputed claims and resolution of outstanding billing events with third party payors;

(j) receipt, crediting, depositing and recording payment of invoices and claims for professional services (in cash, check, money order or wire transfer) into the Company Account in accordance with the Management Company’s procedures;

(k) reconciliation of all bank deposits and deposit records;

(l) review of accounts receivable of the Company to determine the status of patient accounts (i.e., current or delinquent), adjustment of account balances for partial payments received during the preceding month and correction of entries when required;

(m) process, issuance, mailing and recording of checks or electronic funds transfers for refunds due on patient accounts;

(n) maintenance of professional fee schedule entries and creation and maintenance of physician fee schedules in the Management Company’s practice management system;

(o) administration of database/payor interfaces, maintenance of patient account history, interaction with third-party payors for resolution of accounts (including eligibility inquiry, claim submission, status inquiry and appeals);

(p) PR write off processing; administration of patient public relations and complaint processes (including account review, appeal and adjustment of patient balances);

(q) assistance in the negotiation, on behalf of the Company, of provider agreements with third-party payors and management, on behalf of the Company, of such contracts and relationships;

(r) Physician documentation and coding guidance upon the reasonable request of the Company or in response to changes to applicable Laws, CPT codes or third-party payor rules;

(s) billing, coding and compliance education to newly-hired Physicians and conduct of follow-up chart audits and reviews of patient documentation for such Physicians consistent with past practice;

(t) conduct of Physician chart audits when the Management Company has evidence of recurring non-compliance with applicable coding, documentation or billing Laws or third-party payor rules or when reasonably requested by the Company; and

(u) preparation of provider enrollment, reassignment of benefits and credentialing applications and forms required by governmental and nongovernmental third-party payors.

9. The Management Company will assist the Company in administering its relationships with Physicians, including consulting with the Company as to performance standards, reviewing and proposing changes to the Company’s standard employment and independent contractor agreements, participating in deliberations as to appropriate Physician Staffing Levels, reviewing staffing and coverage schedules, and, in consultation with the Company, recruiting additional Physicians. The Management Company will recommend Physician compensation models and determine Physician base and incentive compensation, with the approval of the Company.

10. The Management Company, on behalf of the Company and/or individual Physicians, as appropriate, will negotiate all agreements between the Company and/or such Physicians and third-parties for the provision of professional services that may be necessary or appropriate for the proper and efficient operation of the Practice.

11. The Management Company, on behalf of the Company, will negotiate all agreements between the Company and its clients; provided, however, that the Company shall retain the exclusive authority to determine the parameters of the Company’s contractual relationship with clients and third party private and government payors.

12. The Management Company, on behalf of the Company, will negotiate and arrange for all medical and administrative office space, with all leases and other office arrangements executed and delivered by the Management Company in its name.

13. The Management Company, on behalf of the Company, will acquire for the benefit of the Company all leasehold improvements and furniture, fixtures and equipment reasonably necessary for the operation of the Practice and repair, maintain and replace such furniture, fixtures and equipment necessitated by the negligence of the Company or any

Physician. Title to the Equipment and other capital assets acquired by the Management Company for the benefit of the Practice will be in the name of the Management Company.

14. The Management Company will supervise the Company’s continuous efforts to create, update, maintain and store all files and records relating to the operation of the Practice, including accounting, billing, patient medical records and collection records.

15. The Management Company will purchase, for the account of the Company, all administrative support services reasonably required for the day-to-day operation of the Practice (including all utilities, laundry, janitorial and cleaning, security, printing, postage, coping, telephone and internet services) and all supplies that are reasonably necessary for the day-to-day operation of the Practice.

16. The Management Company will confer with the Company regarding the acquisition of medical equipment, instruments, medical fixtures, office equipment, telephones, computers, office furniture and supplies that the Management Company determines to be necessary or appropriate for the proper and efficient operation of the Practice.

17. The Management Company will manage equipment installation, testing and maintenance for the Company.

18. The Management Company will assist the Company in obtaining insurance policies required or appropriate to protect the financial interest of the Company and the Physicians, and assist the Company will establishing risk compliance, loss prevention and risk management functions.

19. The Management Company will provide additional legal management, financial management, human resource-related, billing and collection-related and information technology-related services at Company’s reasonable request and if necessary or appropriate for the proper management and administration of the Company; provided, however, that the Company will compensate the Management Company for the performance of such additional services at pre-determined, mutually-agreed-upon rate reflecting the fair market value of such additional services, all of which the Parties will set forth in a written amendment of this Agreement.

20. The Management Company will assist the Company with purchasing advertising and marketing services for programs established by the Company by providing administrative support and consultation.

EXHIBIT B

BUSINESS ASSOCIATE PROVISIONS

The Management Company will perform any Management Services involving Protected Health Information received from, or created or received by the Management Company on behalf of the Company (“PHI”), in accordance with the following Business Associate Provisions.

1. General Provisions.

(a) Effect. To the extent that the Management Company receives PHI to perform Business Associate activities, the terms and provisions of this Exhibit B supersede all conflicting or inconsistent terms and provisions of this Agreement to the extent of such conflict or inconsistency.

(b) Capitalized Terms. Capitalized terms used in this Exhibit B without definition in this Agreement (including this Exhibit B) are defined in the administrative simplification section of the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations as amended by HITECH (defined below) (collectively, “HIPAA”).

(c) No Third Party Beneficiaries. The Parties have not created and do not intend to create by this Agreement any third party rights (including third party rights for Patients).

(d) Amendments. The Parties acknowledge that the Health Information Technology for Economic and Clinical Health Act and its implementing regulations (collectively, “HITECH”) impose new requirements with respect to privacy, security and breach notification and contemplates that such requirements will be implemented by regulations to be adopted by HHS. The HITECH provisions applicable to business associates (as defined under HIPAA) will be collectively referred to as the “HITECH BA Provisions”. A HITECH BA Provision is effective on the later of (i) the date of this Agreement and (ii) the date specified in HITECH.

2. Obligations of the Management Company.

(a) Use and Disclosure of Protected Health Information. The Management Company may use and disclose PHI as permitted or required under this Agreement (including this Exhibit B) or as Required by Law, but may not otherwise use or disclose any PHI. The Management Company will not, and will assure that its employees, other agents and contractors do not use or disclose PHI in any manner that would constitute a violation of HIPAA if so used or disclosed by the Company. Without limiting the generality of the foregoing, the Management Company is permitted to use or disclose PHI as set forth below:

(i) The Management Company may use PHI internally for the Management Company’s proper management and administration or to carry out its legal responsibilities.

(ii) The Management Company may disclose PHI to a third party for the Management Company’s proper management and administration, provided that the disclosure is Required by Law or the Management Company obtains reasonable assurances from the third party to whom such PHI is to be disclosed that the third party will (A) protect the confidentially of the PHI, (B) only use or further disclose the PHI as Required by Law or for the purpose for which the PHI was disclosed to the third party, and (C) notify the Management Company of any instances of which such third-party is aware in which the confidentiality of the PHI has been breached.

(iii) The Management Company may use PHI to provide Data Aggregation services relating to the Health Care Operations of the Company if required or permitted under this Agreement.

(iv) The Management Company may de-identify PHI consistent with applicable HIPAA requirements.

(b) Safeguards. The Management Company will use appropriate safeguards to prevent the use or disclosure of PHI other than as permitted or required by this Exhibit B. The Management Company will implement Administrative Safeguards, Physical Safeguards and Technical Safeguards that reasonably and appropriately protect the Confidentiality, Integrity and Availability of electronic PHI that it creates, receives, maintains or transmits on behalf of the Company.

(c) Minimum Necessary Standard. To the extent required by the “minimum necessary” requirements of HIPAA, the Management Company will only request, use and disclose the minimum amount of PHI necessary to accomplish the purpose of the request, use or disclosure.

(d) Mitigation. The Management Company will take reasonable steps to mitigate, to the extent practicable, any harmful effect (that is known to the Management Company) of a use or disclosure of PHI by the Management Company in violation of this Exhibit B.

(e) Trading Partner Agreement. The Management Company will not change the definition, Data Condition, or use of a Data Element or Segment in a Standard; add any Data Elements or Segments to the maximum defined Data Set; use any code or Data Elements that are either marked “not used” in the Standard’s Implementation Specification or are not in the Standard’s Implementation Specification(s); or change the meaning or intent of the Standard’s Implementation Specification(s).

(f) Agreements by Third Parties. The Management Company will obtain and maintain an agreement with each agent or subcontractor that has or will have access to PHI, pursuant to which such agent or subcontractor agrees to be bound by the same restrictions, terms and conditions that apply to the Management Company pursuant to this Agreement with respect to such PHI.

(g) Reporting of Improper Disclosures of PHI.

(i) If the Management Company becomes aware of a use or disclosure of PHI in violation of this Agreement by the Management Company or a third party to which the Management Company disclosed PHI, then the Management Company will report the use or disclosure to the Company without unreasonable delay.

(ii) Any actual, successful Security Incident involving PHI of which the Management Company becomes aware must be reported to the Company in writing without unreasonable delay, and

(iii) any attempted, unsuccessful Security Incident involving PHI of which the Management Company becomes aware must be reported to the Company within a reasonable time. If the HIPAA security regulations are amended to remove the requirement to report unsuccessful attempts at unauthorized access, the preceding requirement to report such unsuccessful attempts will no longer apply as of the effective date of the amendment.

(h) The Management Company will, following the discovery of a Breach of Unsecured PHI, notify the Company of the Breach in accordance with 45 C.F.R. § 164.410 without unreasonable delay (and in any event within 60 days after discovery of the Breach).

(i) Access to Information. Within 15 Business Days after receipt of a request from the Company for access to PHI about an Individual contained in any Designated Record Set of the Company maintained by the Management Company, the Management Company will make available to the Company such PHI for so long as the Management Company maintains such information in the Designated Record Set. If the Management Company receives a request for access to PHI directly from an Individual, then the Management Company will forward such request to the Company within 10 Business Days.

(j) Availability of PHI for Amendment. Within 15 Business Days after receipt of a request from the Company for the amendment of an Individual’s PHI contained in any Designated Record Set of the Company maintained by the Management Company, the Management Company will provide such information to the Company for amendment and incorporate any such amendments in the PHI (for so long as the Management Company maintain such information in the Designated Record Set) as required by 45 C.F.R. § 164.526. If the Management Company receives a request for amendment to PHI directly from an Individual, then the Management Company will forward such request to the Company within 10 Business Days.

(k) Accounting of Disclosures. Within 15 Business Days after receipt of notice from the Company stating the Company has received a request for an accounting of disclosures of PHI (other than disclosures to which an exception to the accounting requirement applies), the Management Company will make available to the Company such information as is in the Management Company’s possession and required for the Company to make the accounting required by 45 C.F.R. § 164.528.

(l) Availability of Books and Records. The Management Company will make its internal practices, books and records relating to the use and disclosure of PHI available to the Secretary for purposes of determining the Company’s and the Management Company’s compliance with HIPAA.

3. Obligations of Company.

(a) Permissible Requests. The Company will not request that the Management Company use or disclose PHI in any manner that would not be permissible under HIPAA if done directly by the Company.

(b) Minimum Necessary Information. The Company represents that, to the extent the Company provides PHI to the Management Company, such information is the minimum necessary PHI for the accomplishment of the Management Company’s purpose.

(c) Consents/Authorizations. The Company represents that, to the extent the Company provides PHI to the Management Company, the Company has obtained the consents, authorizations and other forms of legal permission required under HIPAA and other applicable Law, including any necessary authorizations for the use of PHI for Marketing purposes, if applicable.

4. Termination of this Agreement.

(a) Right to Report. If termination of this Agreement is not feasible following the Management Company’s failure to cure a material breach of this Exhibit B, then the Company may report such breach to the Secretary.

(b) Return or Destruction of PHI. Promptly after the expiration or termination of this Agreement, the Management Company will either return to the Company or destroy, delete or erase all PHI then in the Management Company’s possession; provided, however, that to the extent that the Management Company reasonably determines that the return or destruction of such PHI is not feasible, then the terms and provisions of this Exhibit B will survive the expiration or termination of this Agreement and such PHI may be used or disclosed only for the purposes that prevented the Management Company’s return or destruction of such PHI.